Exhibit 99.1

NEWS RELEASE

Bonanza Creek Provides an Operational Update, Announces Year-End 2018 Proved Reserves and Gives Initial 2019 Guidance

DENVER, Colorado — January 30, 2019 /Globe Newswire/ — Bonanza Creek Energy, Inc. (NYSE: BCEI) (“Bonanza Creek” or the “Company”) today provided preliminary 2018 results, estimated year-end proved reserves, and initial 2019 guidance. The Company has also posted an updated investor presentation to its website.

Highlights include:

•                  The Company anticipates Wattenberg production growth in excess of 30% in 2019 and approximately 20% in 2020

•                  The Company’s Wattenberg sales volumes increased approximately 48% year-over-year to 17.75 Mboe/d in the fourth quarter 2018, within the range of guidance

•                  For the year ended 2018, the Company estimates total capital expenditures equaled approximately $275 million, which compares favorably to recently updated guidance of $275 - $295 million

•                  Fourth quarter 2018 estimated Wattenberg lease operating expenses equaled approximately $3.27/boe, which compares favorably to guidance of $3.90 - $4.30/boe

•                  Fourth quarter 2018 estimated RMI operating expenses equaled approximately $1.06/boe, which compares favorably to guidance of $1.20 - $1.40/boe

•                  Year-end 2018 total proved reserves, post-sale of Mid-Continent assets, is estimated to be 116.8 MMboe, an increase of approximately 29% over year-end 2017 Wattenberg-only reserves

•                  The Company exited 2018 with over $300 million in liquidity

Note 1: Preliminary and estimated 2018 results are unaudited and subject to change. See “Forward-Looking Statements” below.

Note 2: 17.75 Mboe/d and the above mentioned per unit metrics in the fourth quarter 2018 include 10 boe/d from the Company’s Mid-Continent assets sold August 2018.

Eric Greager, Chief Executive Officer of Bonanza Creek, commented, “2018 was a solid year for our company.  The sale of our Mid-Continent assets allowed us to accelerate value creation in Wattenberg. We continue to see improvement in well performance through higher-intensity stimulations and thoughtful reservoir pressure management.  RMI continues to provide a competitive advantage through low gathering system pressures and flow-assurance achieved with eleven interconnects to four midstream processors.”

Greager continued, “Looking to 2019, we remain focused on capital discipline, operational and technical excellence, and maintaining financial flexibility.  Despite a lower price environment, our improved cost structure and more effective risk management is fueling an expansion of our cashflow margin.  We remain prepared to respond prudently to market conditions with the objectives of maintaining a healthy balance sheet and maximizing shareholder returns.”

Preliminary Year-End 2018 Reserves & Updated Type Curves

As of year-end 2018, the Company reports preliminary proved reserves of 116.8 MMboe, a 29% increase from year-end 2017 Wattenberg reserves.  The Company’s year-end 2018 proved reserves were comprised of 64.4 MMBbls of oil, 24.9 MMBbls of NGLs, and 165.0 Bcf of natural gas and were 42% proved developed producing. The Company will provide more information regarding year-end 2018 reserves with its fourth quarter 2018 press release and Form 10-K.

The benefits of the Company’s enhanced completion designs are reflected in updated type curves that appear in the January 2019 corporate presentation. These type curves are supported by data from wells that have been brought on-line since the Company reinitiated its development program in late 2017 and reflect a 35% to 50% improvement in EURs compared to previous completion designs.

2019 Guidance

The Company’s 2019 capital budget assumes a continuous one-rig development pace. Total capital expenditure guidance of $230 to $255 million compares to full-year 2018 capital expenditures of approximately $275 million. The Company’s drilling and completions capital expenditures guidance include an estimated $15 million in non-operated capital. This budget is subject to change due to changes in service costs and non-operated activity, among other factors.

The table below outlines the Company’s guidance for the full year 2019.

2019 Guidance	Low		High
Capital Expenditures ($MM)
Drilling & Completions	$210	—	$220
Rocky Mountain Infrastructure	15	—	25
Land, Seismic, & Other	5	—	10
Total Capital Expenditures	$230	—	$255

Production (boe/d)	20,000	—	24,000
% Liquids		76%

Lease Operating Expenses ($/boe)	$3.00	—	$3.50

RMI Operating Expenses ($/boe)	$1.10	—	$1.40

Production Taxes	8%	—	9%

Oil Differential	$4.25	—	$5.25

Note: Guidance is forward-looking information that is subject to considerable change and numerous risks and uncertainties, many of which are beyond the Company’s control. See “Forward-Looking Statements” below.

Expected lease operating expenses include the costs associated with the Company’s new oil gathering pipeline to be connected to Riverside Terminal late in the second quarter of 2019.  This pipeline will significantly reduce the Company’s use of truck hauling services and is expected to lower oil differentials by $1.25 to $1.50 per barrel for volumes flowing through the pipeline. The Company’s 2019 oil differential guidance includes this expected benefit.

The Company expects to spud approximately 59 gross (38.6 net) wells in 2019, place on production approximately 45 gross (32.8 net) wells, and end the year with approximately 40 - 45 drilled but uncompleted gross wells.  Additionally, using current commodity prices, the Company expects to end 2019 with a leverage ratio of approximately 0.5x and more than $250 million in liquidity. In 2020, the Company anticipates approximately 20% production growth and a year-end leverage ratio of less than 1.0x (assuming a 1.5 rig program)(1).

Upcoming Events

The Company announced that it is scheduled to release its fourth quarter and full-year 2018 operating and financial results after market close on February 27, 2019 and will host a conference call to discuss these results the following morning at 9:00 a.m. Mountain Time (11:00 a.m. Eastern Time). A live webcast and replay of this event will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	3582918
Replay	855-859-2056	3582918

The Company will participate at the following conferences:

24th Annual Credit Suisse Energy Summit

Vail, Colorado

February 12-13, 2019

Scotia Howard Weil 47th Annual Energy Conference

New Orleans, Louisiana

March 25-27, 2019

(1)         2019 and 2020 guidance predicated on $50 WTI and $3 Henry Hub pricing. See Forward-Looking Statements below.

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company’s reorganization; preliminary 2018 results and initial 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2017, filed on March 15, 2018, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:

Doug Atkinson

Senior Manager, Investor Relations

720-225-6690

datkinson@bonanzacrk.com